Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS RECORD
FOURTH QUARTER AND FULL FISCAL YEAR 2008 RESULTS

•                  Income from continuing operations for fourth quarter fiscal 2008 increased 37% to $21.3 million, or $1.26 per diluted share.  Sales increased 24% to a record $321.2 million

•                  Net sales for fiscal year 2008 increased 23% to $1.151 billion

•                  Operating income for fourth quarter fiscal 2008 increased 34% to $35.5 million and for fiscal year 2008 increased 35% to $126.3 million, both reflecting significant improvement in operating margin

•                  Backlog improved 13% over prior year to a record $1.3 billion

•                  Income from continuing operations for fiscal year 2008 increased 49% to $75.7 million, or $4.32 per diluted share

•                  Net income for fiscal year 2008 increased 43% to $67.3 million

Wayne, PA – May 1, 2008 – Triumph Group, Inc. (NYSE: TGI) today reported that, for the fiscal year ended March 31, 2008, net sales totaled $1.151 billion, a twenty-three percent increase from fiscal year 2007 net sales of $937.3 million.  Income from continuing operations for fiscal year 2008 increased forty-nine percent to $75.7 million, or $4.32 per diluted share, versus $51.0 million, or $3.11 per diluted share, for fiscal year 2007.  Net income for fiscal year 2008 increased forty-three percent to $67.3 million, or $3.84 per diluted share, versus $47.1 million, or $2.87 per diluted share, for fiscal year 2007.  The number of shares used in computing diluted earnings per share for fiscal year 2008 increased to 17.5 million shares.  During this fiscal year, the company generated $51.1 million of cash flow from operations.

For the fourth quarter ended March 31, 2008, net sales were $321.2 million, a twenty-four percent increase from last fiscal year’s fourth quarter net sales of $259.8 million.  Income from continuing operations for the fourth quarter of fiscal year 2008 increased thirty-seven percent to $21.3 million, or $1.26 per diluted share, versus $15.5 million, or $0.93 per diluted share, for the fourth quarter of the prior fiscal year.   Net income for the fourth quarter of fiscal year 2008 increased thirty-six

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percent to $19.4 million, or $1.15 per diluted share, versus $14.2 million, or $0.86 per diluted share, for the fourth quarter of the prior fiscal year. The number of shares used in computing diluted earnings per share for the fourth quarter of fiscal 2008 was 16.9 million shares.   During the quarter, the company generated $25.0 million of cash flow from operations.

The Aerospace Systems segment reported net sales for fiscal year 2008 of $907.4 million, compared to $743.7 million for the prior fiscal year, an increase of twenty-two percent.  Organic sales growth for fiscal year 2008 was twenty-one percent.  For the fourth quarter of fiscal year 2008, net sales increased twenty-five percent to $256.6 million from $204.8 million for the prior fiscal year period.  Excluding the recently announced acquisition of Triumph Structures-Long Island (formerly, B. & R. Machine and Tool Corp.), organic sales growth for the quarter was twenty-three percent.  Operating income for fiscal year 2008 was $124.8 million, compared to $101.9 million for the prior fiscal year, an increase of twenty-three percent.  For the fourth quarter, operating income increased twenty-four percent to $37.3 million versus $30.1 million for the prior fiscal year quarter.  Operating income for fiscal year 2008 included $10.8 million of legal expenses associated with the previously disclosed trade secret litigation versus $4.9 million of legal expenses included in the operating income for fiscal year 2007.

The Aftermarket Services segment reported net sales for fiscal year 2008 of $246.6 million, compared to $196.5 million for the prior fiscal year, an increase of twenty-six percent.  For the fourth quarter of fiscal year 2008, net sales increased eighteen percent to $65.5 million from $55.6 million for the prior fiscal year period.  Operating income for fiscal year 2008 was $23.5 million, compared to $11.4 million for the prior fiscal year, an increase of 106 percent.  For the quarter, operating income increased 117 percent to $6.4 million versus $3.0 million for the prior fiscal year quarter.  Operating margins for fiscal year 2008 improved significantly to 9.5 percent from 5.8 percent in the prior fiscal year.  Organic sales growth for fiscal year 2008 was thirteen percent.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “We are pleased to report both a record quarter and a record year for Triumph, with each of our business segments contributing to our outstanding results.  For the quarter, we achieved record sales, strong segment operating margins and significant cash flow from operating activities.  For the year, the fundamental driver behind our excellent results was strong organic revenue growth combined with improved execution. Backlog increased by $151.0 million to a record level of $1.3 billion.  We are confident that the strength of our markets, our robust backlog and our healthy financial position will provide us with strong momentum heading into fiscal 2009 and beyond.”

In commenting on the outlook for fiscal year 2009, Mr. Ill said, “Based on the robust fundamentals of our industry, our strong backlog and continuing improvement in our execution, we project sales in the range of $1.25 billion to $1.35 billion and earnings per share for the fiscal year of $4.85 to $5.05, computed on 18.0 million shares.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2008 fourth quarter and year-end results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from May 2nd until May 9th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1227454.

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Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future aerospace market conditions, financial and operational performance, revenue and earnings growth and sales and earnings results for fiscal 2009.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2007.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 6 PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net Sales	$321,215	$259,766	$1,151,090	$937,327

Operating Income	35,502	26,566	126,325	93,899

Interest Expense and Other	3,339	3,012	13,422	11,706
Charge for Early Extinguishment of Debt	0	0	0	5,088
Income Tax Expense	10,857	8,046	37,161	26,129

Income from Continuing Operations	21,306	15,508	75,742	50,976
Loss from Discontinued Operations, net of tax	(1,896)	(1,282)	(8,468)	(3,905)

Net Income	$19,410	$14,226	$67,274	$47,071

Earnings Per Share - Basic:

Income from Continuing Operations	$1.30	$0.95	$4.59	$3.14
Loss from Discontinued Operations	$(0.12)	$(0.08)	$(0.51)	$(0.24)
Net Income	$1.18	$0.87	$4.08	$2.90

Weighted average common shares outstanding - Basic	16,443	16,377	16,497	16,220

Earnings Per Share - Diluted:

Income from Continuing Operations	$1.26	$0.93	$4.32	$3.11
Loss from Discontinued Operations	$(0.11)	$(0.08)	$(0.48)	$(0.24)
Net Income	$1.15	$0.86 *	$3.84	$2.87

Weighted average common shares outstanding - Diluted	16,937	16,599	17,540	16,413

Dividends declared and paid per common share	$0.04	$0.04	$0.16	$0.12

* Difference due to rounding.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	March 31,	March 31,
	2008	2007
Assets
Cash	$13,738	$7,243
Accounts Receivable, net	207,975	168,372
Inventory	361,667	296,080
Deferred Income Taxes	12,283	11,316
Assets Held for Sale	24,849	28,643
Prepaid Expenses and Other	5,121	6,713
Current Assets	625,633	518,367

Property and Equipment, net	324,095	283,681
Goodwill	383,740	339,930
Intangible Assets, net	78,488	69,919
Other	13,712	17,261

Total Assets	$1,425,668	$1,229,158

Liabilities & Stockholders’ Equity

Accounts Payable	$120,117	$101,332
Accrued Expenses	83,397	75,582
Liabilities Related to Assets Held for Sale	4,587	7,545
Income Taxes Payable	2,601	1,484
Current Portion of Long-Term Debt	1,010	5,702
Current Liabilities	211,712	191,645

Long-Term Debt, less current portion	418,803	310,481
Deferred Income Taxes and Other	102,424	99,669

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,517,374 and 16,469,617 shares issued	16	16
Capital in excess of par value	288,154	278,177
Treasury Stock, at cost, 213,950 and 0 shares	(12,003)	0
Accumulated other comprehensive income (loss)	2,950	(120)
Retained earnings	413,612	349,290
Total Stockholders’ Equity	692,729	627,363

Total Liabilities and Stockholders’ Equity	$1,425,668	$1,229,158

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net Sales:
Aerospace Systems	$256,560	$204,803	$907,376	$743,742
Aftermarket Services	65,514	55,585	246,609	196,526
Elimination of inter-segment sales	(859)	(622)	(2,895)	(2,941)
	$321,215	$259,766	$1,151,090	$937,327

Operating Income (Loss):
Aerospace Systems	$37,253	$30,130	$124,812	$101,867
Aftermarket Services	6,408	2,950	23,480	11,384
Corporate	(8,159)	(6,514)	(21,967)	(19,352)
	$35,502	$26,566	$126,325	$93,899

Depreciation and Amortization:
Aerospace Systems	$7,973	$6,922	$30,007	$26,080
Aftermarket Services	3,441	2,911	12,943	9,394
Corporate	68	61	265	229
	$11,482	$9,894	$43,215	$35,703

Capital Expenditures:
Aerospace Systems	$14,886	$13,972	$40,762	$39,220
Aftermarket Services	8,982	5,416	20,652	19,672
Corporate	247	111	954	299
	$24,115	$19,499	$62,368	$59,191

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended March 31, 2008 was $47.0 million with a margin of 14.6%. EBITDA for the three months ended March 31, 2007 was $36.5 million with a margin of 14.0%. EBITDA for the twelve months ended March 31, 2008 was $169.5 million with a margin of 14.7%. EBITDA for the twelve months ended March 31, 2007 was $129.6 million with a margin of 13.8%.

Management believes that EBITDA provides the reader a good measure of cash generated from the operations of the business before any investment in working capital or fixed assets.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$21,306	$15,508	$75,742	$50,976

Add-back:
Income Tax Expense	10,857	8,046	37,161	26,129
Charge for Early Extinguishment of Debt	0	0	0	5,088
Interest Expense and Other	3,339	3,012	13,422	11,706
Depreciation and Amortization	11,482	9,894	43,215	35,703

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$46,984	$36,460	$169,540	$129,602

Net Sales	$321,215	$259,766	$1,151,090	$937,327

EBITDA Margin	14.6%	14.0%	14.7%	13.8%

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2008
		Segment Data
		Aerospace	Aftermarket	Corporate /
	Total	Systems	Services	Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$21,306

Add-back:
Income Tax Expense	10,857
Interest Expense and Other	3,339

Operating Income (Expense)	$35,502	$37,253	$6,408	$(8,159)

Depreciation and Amortization	11,482	7,973	3,441	68

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$46,984	$45,226	$9,849	$(8,091)

Net Sales	$321,215	$256,560	$65,514	$(859)

EBITDA Margin	14.6%	17.6%	15.0%	n/a

	Twelve Months Ended March 31, 2008
		Segment Data
		Aerospace	Aftermarket	Corporate /
	Total	Systems	Services	Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$75,742

Add-back:
Income Tax Expense	37,161
Interest Expense and Other	13,422

Operating Income (Expense)	$126,325	$124,812	$23,480	$(21,967)

Depreciation and Amortization	43,215	30,007	12,943	265

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$169,540	$154,819	$36,423	$(21,702)

Net Sales	$1,151,090	$907,376	$246,609	$(2,895)

EBITDA Margin	14.7%	17.1%	14.8%	n/a

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use “Net Debt to Capital” as a measure of financial leverage. The following table sets forth the computation of Net Debt to Capital:

	March 31,	March 31,
	2008	2007

Calculation of Net Debt
Current Portion	$1,010	$5,702
Long-term debt	418,803	310,481
Total Debt	419,813	316,183
Less: Cash	13,738	7,243
Net Debt	$406,075	$308,940

Calculation of Capital
Net Debt	$406,075	$308,940
Stockholders’ equity	692,729	627,363
Total Capital	$1,098,804	$936,303

Percent of Net Debt to Capital	37.0%	33.0%

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